Exhibit 10.15

EXECUTION COPY

ROAD AND HIGHWAY BUILDERS, LLC

a Nevada limited liability company

Fourth Amended and Restated Operating Agreement

This FOURTH Amended and Restated Operating Agreement (this "Agreement") of Road and Highway Builders, LLC, a Nevada limited liability company (the "Company") is made, adopted and entered into as of October 19, 2015 (the "Effective Date") by and between each of the Members listed on Schedule I hereto and who are signatories hereof (the "Members").

Recitals

A.	On November 15, 1999, the Company was organized pursuant to the provisions of Chapter 86 of the Nevada Revised Statutes (the "Act") as a Nevada limited liability company under the laws of the State of Nevada and was operated pursuant to that certain Operating Agreement dated November 12, 1999 by and between Fisher Sand and Gravel Co., a North Dakota corporation, and Richard H. Buenting ("Mr. Buenting") as the only members of the Company (the "Original Agreement").

B.	Pursuant to that certain Purchase Agreement dated as of October 31, 2007 (the "Purchase Agreement") Fisher Sand and Gravel Co. agreed to sell all of its 50% member's interest in the Company to Sterling Construction Company, Inc. ("SCC"); and Mr. Buenting agreed to sell 83.34% of his 50% member's interest in the Company to SCC. Upon the closing of the Purchase Agreement, SCC owned a 91.67% Percentage Interest in the Company; Mr. Buenting owned an 8.33% Percentage Interest in the Company; and the Original Agreement was amended and restated in its entirety by an Amended and Restated Operating Agreement dated as of October 31, 2007 (the "Amended and Restated Operating Agreement").

C.	In September 2011, Mr. Buenting exercised his Put (as defined in the Amended and Restated Operating Agreement) pursuant to Section 8.4 thereof and sold his 8.33% Percentage Interest in the Company to SCC (the "Put Transaction"). At the closing of the Put Transaction in December 2011, SCC owned a 100% Percentage Interest in the Company.

D.	On April 27, 2012, the Company, Aggregate Southwest Holdings, LLC, a Nevada limited liability company wholly owned by Mr. Buenting ("ASWH"), and Mr. Buenting entered into a Plan and Agreement of Merger (the "Merger Agreement") pursuant to which (1) ASWH was merged with and into the Company, with the Company being the surviving entity; and (2) Mr. Buenting transferred his 100% member's interest in RHB Properties, LLC, a Nevada limited liability company, to the Company.

E.	In consideration for the transactions contemplated by the Merger Agreement, the Company issued to Mr. Buenting a Member's Interest in the Company equal to 50% of all of the Member's Interests in the Company and, the Amended and Restated Operating Agreement was amended and restated in its entirety by a Second Amended and Restated Operating Agreement dated as of April 27, 2012 (the “Second Amended and Restated Operating Agreement”).”), and the Company and Mr. Buenting entered into that certain Employment Agreement dated April 27, 2012 (the “Employment Agreement”). Accordingly, on April 27, 2012, SCC owned, and as of the Effective Date still owns, a 50% Percentage Interest in the Company and Mr. Buenting owned, and as of the Effective Date still owns, a 50% Percentage Interest in the Company.

F.	The Members amended and restated the Second Amended and Restated Operating Agreement in its entirety pursuant to that certain Third Amended and Restated Operating Agreement dated as of December 30, 2013 (the “Third Amended and Restated Operating Agreement”), and entered into that certain Management Agreement dated as of December 30, 2013 (the “Management Agreement”).

G.	By this Agreement, the Members wish to amend, restate and replace the Third Amended and Restated Operating Agreement in its entirety, replace the Management Agreement (dated December 30, 2013) in its entirety, and replace the Employment Agreement in its entirety, and thereby to set forth their agreement as to the relationships between the Company and the Members, among the Members themselves, and as to the conduct of the business and the internal affairs of the Company on and after the Effective Date.

Therefore, in consideration of the mutual covenants, agreements and promises made herein and the foregoing Recitals, the Members hereby agree to and adopt the following:

ARTICLE I
Definitions

1.1	Defined Terms. Certain capitalized terms that are not defined in the text of this Agreement shall have the meanings set forth in Exhibit A hereto.

ARTICLE II
Introductory Matters

2.1	Formation. Pursuant to Chapter 86 of the Nevada Revised Statutes (the "Act"), the Company has been formed as a Nevada limited liability company under the laws of the State of Nevada. To the extent that the rights or obligations of any Member or the Managers are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2	Name. The name of the Company is "Road and Highway Builders, LLC." The business and affairs of the Company may be conducted under that name or any other name that the Managers deem appropriate or advisable.

2.3	Records Office. The Company shall continuously maintain in the State of Nevada a Records Office. At the Effective Date, the address of the Records Office shall be 96 Glen Carran Circle, Suite # 106, Sparks, Nevada 89431. The Records Office may be changed to such other location within the State of Nevada as the Managers may from time to time determine.

2.4	Other Offices. The Company may establish and maintain other offices at any time and at any place or places that the Managers may designate or that the business of the Company may require.

2.5	Registered Agent and Registered Office. The registered agent of the Company for service of process shall be as set forth in the Articles of Organization of the Company or as changed by the Managers from time to time in the records of the Secretary of State of the State of Nevada. The Company shall have as its registered office in the State of Nevada the street address of its registered agent.

2.6	Purpose. The purpose of the Company shall be to engage in the business of heavy civil construction; the mining and sale of aggregates; and to engage in any other activity permitted by the Act, as well as engaging in any and all activities necessary or incidental to the foregoing. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

2.7	Powers of the Company. The Company, in the normal course of business, shall have the power and authority to take any and all actions necessary, appropriate, advisable, convenient or incidental to or for the furtherance of the purpose set forth in Section 2.6, including the power and authority to —

(a)	Borrow money and issue evidences of indebtedness, and to secure the same by a mortgage, pledge or other lien on any or all of the Company Property.

(b)	Conduct its business and operations in any state, territory, district or possession of the United States or in any foreign country.

(c)	Conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States or in any foreign country.

(d)	Acquire, by purchase, lease, contribution of property or otherwise, and own, hold, maintain, improve, finance, lease, sell, convey, transfer, exchange, demolish or dispose of any real or personal property.

(e)	Enter into guarantees and incur liabilities, borrow money at such rates of interest as the Company may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any part of the Company Property, franchises and income.

(f)	Negotiate, enter into, perform, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to contracts of any kind, including contracts with any Member or any Affiliate of a Member.

(g)	Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise dispose of, and otherwise use and deal in and with, shares, members' interests or other interests in or obligations of domestic or foreign entities, joint ventures or similar associations, general or limited partnerships or natural persons, or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of it.

(h)	Lend money (including to its Members), invest and reinvest its funds and take and hold real and personal property for the payment of funds so loaned or invested.

(i)	Sue and be sued, complain and defend and participate in administrative or other proceedings, in its name.

(j)	Appoint Managers, employees, agents and officers of the Company, and define their duties and fix their compensation.

(k)	Indemnify any Person and obtain any and all types of insurance for that purpose or any other purpose.

(l)	Cease its activities and cancel its insurance.

(m)	Pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or hold such proceeds against the payment of contingent liabilities.

2.8	No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal, state and local tax purposes (as provided in Section 9.8) and this Agreement shall not be construed to suggest otherwise.

ARTICLE III
Interests and Capital Accounts

3.1	Member's Interest. The Member's Interest held by each Member shall for all purposes be personal property. A Member shall not have an interest in specific Company Property, including any assets or property contributed to the Company by such Member as part of any Capital Contribution.

3.2	Ownership Interests. The Percentage Interest of each Member is reflected on Schedule I hereto. Except as specifically set forth in this Agreement, each Member shall have identical rights and terms in all respects in proportion to their Percentage Interests, including the right to an allocation of Profits and Losses and to any distributions authorized under this Agreement and the Act.

3.3	Additional Capital.

(a)	SCC shall provide for all funds necessary for the Company’s normal conduct of business.

3.4	Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv) and, in pursuance thereof, the provisions of this Article III shall apply.

3.5	General Rules for Adjustment of Capital Accounts.

(a)	To each Member's Capital Account there shall be credited such Member's Capital Contributions, such Member's allocated share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 4.3 or Section 4.4, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

(b)	To each Member's Capital Account there shall be reduced by the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement; such Member's allocated share of Losses; and any items in the nature of expenses or losses that are specially allocated pursuant to Section 4.3 or Section 4.4, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

(c)	In the event all or a portion of a Member's Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Member's Interest; and

(d)	In determining the amount of any liability for purposes of Subsection (a) and Subsection (b) of this Section 3.5, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

3.6	Intent to Comply with Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Managers determine that it is prudent to modify the manner in which the Capital Accounts or any changes thereto are computed in order to comply with such Regulations, the Managers may make such modification.

3.7	Rights With Respect to Capital; Interest. No Member shall have the right to withdraw or receive any return of such Member's Capital Contribution, and no Capital Contribution must be returned in the form of property other than cash except as specifically provided herein. No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed profits left on deposit with the Company, but priority returns may be paid or credited as expressly provided for herein.

ARTICLE IV
Allocations of Profits And Losses

4.1	Allocations of Profits. After giving effect to the special allocations referred to in Section 4.3, Section 4.4 or Section 4.5, Profits for any Fiscal Year shall be allocated to the Members in the following order of priority:

(a)	Chargeback to the Extent of Losses. First, Profits shall be allocated to each Member to the extent of, and in the reverse order of, the aggregate amount of Losses previously allocated to such Member from and after the Effective Date pursuant to Section 4.2, with respect to which Profits have not been previously allocated pursuant to this Section 4.1(a).

(b)	Profits. Second, Profits shall be allocated in accordance with the Members' Percentage Interests.

4.2	Allocations of Losses. After giving effect to the special allocations set forth in Section 4.3, Section 4.4 or Section 4.5, Losses for any Fiscal Year shall be allocated to the Members as follows:

(a)	Chargeback to the Extent of Profits. First, except as provided in Section 4.2(d), Losses shall be allocated to each Member to the extent of and in reverse order of, the aggregate amount of Profits previously allocated to such Member pursuant to Section 4.1, with respect to which Losses have not been previously allocated pursuant to this Section 4.2(a).

(b)	Other Losses. Second, except as provided in Section 4.2(d), any remaining Losses for such Fiscal Year shall be allocated in accordance with Members' Capital Account balances until such Capital Accounts have been reduced to zero and thereafter in accordance with Section 4.2(c).

(c)	Any Additional Losses. Third, except as provided in Section 4.2(d), any remaining Losses for such Fiscal Year shall be allocated in accordance with the Members' Percentage Interests.

(d)	Adjusted Capital Account Deficit. An allocation of Losses under Section 4.2(a), Section 4.2(b), or Section 4.2(c), shall not be made to the extent it would create or increase an Adjusted Capital Account Deficit for any Member at the end of any Fiscal Year. Any Losses not allocated because of the preceding sentence shall be allocated to the other Members in proportion to such Members' respective Percentage Interests; provided, however, that to the extent such allocation would create or increase an Adjusted Capital Account Deficit for another Member at the end of any Fiscal Year, such allocation shall be made to the remaining Members in proportion to the respective Percentage Interests of such Members.

4.3	Special Allocations. The following special allocations shall be made in the following order:

(a)	Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article IV, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member's share of the net decrease in Company Minimum Gain which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)	Member Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article IV, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that portion of such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)	Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) or any other event creates an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible, provided however, that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.3(c) were not in the Agreement.

(d)	Nonrecourse Deductions Referable to Liabilities Owed to Non-Members. Any Nonrecourse Deductions for any Fiscal Year and any other deductions or losses for any Fiscal Year referable to a liability owed by the Company to a Person other than a Member to the extent that no Member bears the economic risk of loss shall be specially allocated to the Members in accordance with their Percentage Interests.

(e)	Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt or other liability to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) and Regulations Section 1.704-1(b).

(f)	Section 754 Adjustments. To the extent an adjustment to the adjusted federal income tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).

4.4	Curative Allocations. The allocations set forth in Section 4.2(d) and Section 4.3 (the "Regulatory Allocations"), are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations) the Managers shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, a Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 4.1(a), Section 4.1(b), Section 4.2(a), Section 4.2(b) and Section 4.2(c). In exercising its discretion under this Section 4.4, the Managers shall take into account any future Regulatory Allocations under Section 4.3(a) and Section 4.3(b), that although not yet made, are likely to offset other Regulatory Allocations previously made under Section 4.3(d) and Section 4.3(e).

4.5	Premium Payments and Tax-Exempt Income. Notwithstanding anything in this Agreement to the contrary: (a) any and all premium payments made by the Company with respect to the Life Insurance Policy shall be allocated solely to SCC; and (b) upon the death of Mr. Buenting, all tax-exempt income of the Company generated as a result of the Company receiving the Life Insurance Proceeds shall be allocated to SCC, and to the extent consistent with this Section 4.5, in accordance with the procedures described in Section 8.6.

4.6	Fees to Members or Affiliates. Notwithstanding the provisions of Section 4.1, in the event that any fees, interest or other amounts paid to any Member or any Affiliate thereof pursuant to this Agreement or otherwise, and deducted by the Company in reliance on Code Sections 707(a) and/or 707(c), are disallowed as deductions to the Company on its federal income tax return and are treated as distributions, then —

(a)	The Profits or Losses, as the case may be, for the Fiscal Year in which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as distributions; and

(b)	There shall be allocated to the Member to which or to whom (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 4.1, an amount of gross income for the Fiscal Year equal to the amount of such fees, interest, or other amounts that are treated as distributions.

4.7	Other Allocation Rules.

(a)	Allocation of Items Included in Profits and Losses. Whenever a proportionate part of the Profits or Losses is allocated to a Member, every item of income, gain, loss, or deduction entering into the computation of such Profits or Losses shall be credited or charged, as the case may be, to such Member in the same proportion.

(b)	Allocations in Respect of a Transferred Member's Interest. If any Member's Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year of the Company, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be allocated among the Members, as determined by the Managers, in accordance with any method permitted by Code Section 706(d) and the Regulations promulgated thereunder in order to take into account the Members' varying interests in the Company during such Fiscal Year.

4.8	Tax Allocations.

(a)	Code Section 704(c). The allocations specified in this Agreement shall govern the allocation of items to the Members for Code Section 704(b) book purposes, and the allocation of items to the Members for tax purposes shall be in accordance with such book allocations, except that solely for tax purposes and notwithstanding any other provision of this Article IV:

(i)	In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members (including Members who succeed to the Member's Interest of any other Members or former members of the Company) so as to take account of any variation between the adjusted federal income tax basis of such property to the Company and its initial Gross Asset Value.

(ii)	In the event the Gross Asset Value of any Company asset is adjusted pursuant to Subparagraph (b) of the definition of Gross Asset Value in Exhibit A, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted federal income tax basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

(iii)	The allocations described in Section 4.8(a)(ii) and this Section 4.8(a)(iii) shall be made using the "traditional method" described in Regulations Section 1.704-3(b).

(b)	Tax Credits. Tax credits, if any, shall be allocated among the Members in proportion to their Percentage Interests.

(c)	Excess Nonrecourse Liabilities. Solely for purposes of determining a Member's share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Percentage Interests.

4.9	Obligations of Members to Report Consistently. The Members are aware of the income tax consequences of the allocations specifically set forth in this Article IV and hereby agree to be bound by such allocations in reporting their shares of Company income and loss for income tax purposes.

4.10	Federal Income Tax. It is the intent of the Company and its Members that the Company will be governed by the applicable provisions of Subchapter K of Chapter 1 of the Code.

ARTICLE V
Distributions

5.1	Distributions by the Company to Members.

(a)	In General. Prior to the occurrence of any event specified in Section 10.1, and subject to applicable law and any limitations contained elsewhere in this Agreement the Company shall, on a quarterly basis, distribute the full amount of each Member’s net taxable income pro rata in accordance with the Member’s respective Percentage Interests. Such distribution shall be made to the Member within 30 calendar days after the tax filing due date for each fiscal quarter to the extent that there is cash or cash equivalents available on the Company's Balance Sheet to make such distributions.

5.2	Form of Distributions. Regardless of the nature of the Member's Capital Contributions, a Member has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

5.3	Return of Distributions. Except for distributions made in violation of the Act or this Agreement, or as otherwise required by law, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company.

5.4	Limitation on Distributions. Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to make a distribution to any Member on account of such Member's Interest in the Company if such distribution would violate the Act or other applicable law or would cause a breach or default under any agreement or instrument to which the Company is a party or by which it or the Company Property is bound.

5.5	Withholding. Any tax required to be withheld with respect to any Member under Code Section 1446 or other provisions of the Code, or under the law of any state or other jurisdiction, shall be treated for all purposes of this Agreement in the manner determined by the Managers as a distribution of cash to be charged against current or future distributions to which such Member would otherwise have been entitled.

ARTICLE VI
Members

6.1	Limitation of Liability. No Member shall be individually liable under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company or any other Member, except as required by law or in an agreement signed by the Member to be charged. No Member shall be required to loan any funds to the Company, nor shall any Member be required to make any contribution to the Company, except as provided herein. No Member shall be subject to any liability to the Company, the other Members, or any third party, as a result of a Member's negative Capital Account balance. However, nothing in this Agreement shall prevent a Member from making secured or unsecured loans to the Company by agreement with the Company.

6.2	Compensation and Reimbursement of Members. The Company shall reimburse each Member for any expenses such Member reasonably incurs on behalf of the Company.

6.3	Action by the Members. Except as otherwise specifically provided herein, the approval, consent, vote or action, as applicable, of a Member Majority is required to approve or consent to any matter, to vote at any meeting or to take any action of the Members. Unless otherwise required by this Agreement, approvals, consents and actions of the Members may be communicated or reflected orally, electronically or in writing, and no vote or action need be taken at a formal meeting. All actions, consents, votes and actions of the Members shall be given, cast and taken by the Members in proportion to their Percentage interests at the time of such approval, consent, vote or action.

6.4	Members' Approval. The following actions shall require the approval of a Member Majority (each, a "Major Decision"):

(a)	Capital Contributions;

(b)	The election and removal of any Manager;

(c)	The appointment of a liquidator upon dissolution pursuant to Section 10.2(a), below;

(d)	Any voluntary dissolution or liquidation of the Company;

(e)	The sale of all or substantially all of the Company Property or the merger of the Company with any other Person;

(f)	The reorganization of the Company;

(g)	Any amendment to the Articles of Organization or this Agreement;

(h)	The creation of any lien, mortgage, pledge or other security interest on the assets of the Company securing indebtedness of any third party which is not for the benefit of the business carried on by the Company;

(i)	The appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent under any Debtor Relief Laws for the Company or for any substantial part of the Company's assets or property;

(j)	The filing of a voluntary petition in bankruptcy by the Company, or the filing of an involuntary petition against the Company which petition is not dismissed within a period of one hundred eighty (180) days;

(k)	The consent by the Company to the entry of an order for relief in a voluntary or involuntary case under any Debtor Relief Laws or to the appointment of, or the taking of any possession by, a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent under any applicable Debtor Relief Laws for the Company or for any substantial part of the Company's assets or property;

(l)	The making by the Company of any general assignment for the benefit of the Company's creditors;

(m)	The adoption of any employee benefit, profit sharing, incentive, bonus, pension, retirement or option plans; and

(n)	Any other approval required of the Members under the Act.

6.5	Meetings of Members. Meetings of the Members for any purpose may be called at any time by a Manager or by one or more Members holding in the aggregate more than a ten (10) Percentage Interest. All meeting notices shall specify the place, date and time of such meeting, as well as the purpose or purposes for which the meeting is called, provided that except as provided by the Act, no written notice of a meeting shall be required to be given. If written notice of any such meeting is given, such notice shall be sent in accordance with Section 12.3, to each Member not less than three nor more than thirty (30) calendar days before the meeting.

6.6	Place of Meetings. The in-person meetings of the Members shall be held at the Records Office, unless a Manager or one or more of the Members calling the meeting designates another convenient location, which other location shall be designated in the notice of the meeting.

6.7	Telephonic Meetings. Members may participate in a meeting by means of a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 6.7 constitutes presence in person at the meeting.

6.8	Adjourned Meetings and Notice Thereof. Any meetings of the Members, whether or not a Member Majority is present, may be adjourned from time to time by the vote of a majority of those Members present, but in the absence of a Member Majority no other business may be transacted at any such meeting. Other than by announcement at the meeting at which such adjournment is taken, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting. However, when any meeting of the Members is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

6.9	Waiver of Notice. The transactions carried out at any meeting of the Members, however called and noticed or wherever held, shall be as valid as though had at a meeting regularly called and noticed if (a) all of the Members are present at the meeting; or (b) a Member Majority is present and if either before or after the meeting each of the Members not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or made a part of the minutes of the meeting; provided, that no Member attending such a meeting without notice protests prior to the meeting or at its commencement that notice was not given to such Member.

6.10	Action By Written Consent. Any action which may be taken at a meeting of the Members may be taken by the Members without a meeting if authorized by the written consent of a Member Majority or by such greater or lesser Percentage Interest as is required under this Agreement or the Act. Whenever action is taken by written consent, a meeting of Members need not be called and notice of a meeting need not be given. Any written consent may be executed in one or more counterparts and may be delivered by facsimile or e-mail, and each consent so executed and delivered shall be deemed an original.

6.11	Other Ventures. Except to the extent otherwise prohibited by a separate written instrument, which instrument shall take precedence over this Agreement, any Member may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and neither the Company nor the Members shall have any rights in and to any independent venture or activity or the income or profits therefrom.

ARTICLE VII
Management

7.1	Number, Tenure, Election and Qualification. As of the Effective Date, the Managers of the Company shall be SCC and Mr. Buenting. The number of Managers may be changed from time to time by a Member Majority, provided that, subject to the provision of Section 7.2, the number of Managers shall not be less than one (1). Any additional Managers shall be elected by a Member Majority. Except as otherwise provided in this Agreement, each Manager shall hold office until such Manager shall resign or be removed or otherwise disqualified to serve, or until the Manager's successor shall be elected and qualified. If at any time there shall be only one Manager all references in this Agreement to the "Managers" shall instead be to such "Manager."

7.2	Removal, Resignation and Vacancies. Except to the extent otherwise expressly provided for in a separate written instrument, a Member Majority may remove any Manager either with or without cause, and any Manager may resign at any time by giving written notice to the Members. Any such resignation shall take effect on the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Notwithstanding any later effective date set forth in such notice, the Member Majority may elect to treat the resignation as effective immediately upon receipt. The Members may fill any vacancy in the office of any Manager and shall do so if there is no remaining Manager by the appointment by a Member Majority of a successor Manager, who shall hold office until such Manager resigns or is removed or otherwise disqualified to serve.

7.3	General Authority of the Manager. Except for Major Decisions and matters expressly requiring the approval of the Members pursuant to the Act, the Managers, acting unanimously, shall have full, exclusive and complete power, authority and discretion to manage, supervise, operate and control the business and affairs of the Company; make any and all decisions affecting the business and affairs and relating to the day-to-day operations of the Company; and take all actions and perform all duties and powers the Managers deem necessary, appropriate, advisable, convenient or incidental to, or for, the furtherance of the purposes of the Company.

7.4	Certain Powers of the Manager. Subject to the provisions of this Agreement (including Section 6.4), the Act and any separate instrument providing otherwise, and without limiting the generality of Section 7.3, but subject to Section 7.5, the Managers shall, acting unanimously, have the specific power and authority, on behalf of the Company to —

(a)	Enter into, execute, deliver and commit to, or authorize any individual Manager, officer or other Person to enter into, execute, deliver and commit to, or take any action pursuant to or in respect of any contract, agreement, instrument, deed, mortgage, certificate, check, note, bond or obligation for any Company purpose;

(b)	Select and remove all officers, employees, agents, consultants and advisors of the Company, prescribe such powers and duties for them as may be consistent with applicable law, the Articles of Organization and this Agreement and fix their compensation;

(c)	Employ accountants, legal counsel, agents or experts to perform services for the Company and to compensate them from Company funds;

(d)	Borrow money and incur indebtedness for the purposes of the Company, and to cause to be executed and delivered in the name of the Company, or to authorize any individual Manager, officer or other Person to execute and deliver in the name of the Company, promissory notes, bonds, debentures, deeds of trust, pledges, hypothecations or other evidence of debt and security interests;

(e)	Invest any funds of the Company in (by way of example but not limitation) time deposits, short-term governmental obligations, commercial paper or other investments;

(f)	Change the principal office and Records Office of the Company to other locations within the State of Nevada and establish from time to time one or more subsidiary offices of the Company;

(g)	Attend, act and vote, or designate any individual Manager, officer or other Person to attend, act and vote, at any meetings of the owners of any entity in which the Company may own an interest or to take action by written consent in lieu thereof, and to exercise for the Company any and all rights and powers incident to such ownership; and

(h)	Do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business.

7.5	Limitations on Authority of the Manager. The actions of the Managers taken in such capacity and in accordance with this Agreement shall bind the Company. If more than one Manager has been appointed by the Members and is serving, no individual Manager shall have the authority, alone, to bind the Company without the approval and authorization of all of the Managers. The Managers may authorize, in a resolution or other writing, one or more Persons, or one or more officers or employees of the Company, in the name and on behalf of the Company and in lieu of or in addition to the Managers, to contract debts or incur liabilities and sign contracts or agreements (including instruments and documents providing for the acquisition, mortgage or disposition of property of the Company).

7.6	Meetings of the Managers. If the Company at any time has more than one Manager:

(a)	Place of Meetings. The meetings of the Managers shall be held at the Records Office, unless the Manager giving notice of the meeting designates another convenient location in the notice of the meeting.

(b)	Telephonic Meetings. The Managers may participate in a meeting of the Managers by means of a telephone conference or similar method of communication by which all individuals participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 7.6(b) constitutes presence in person at the meeting.

(c)	Notice. Meetings of the Managers for any purpose may be called at any time by any Manager. Written notice of the meeting shall be personally delivered to each Manager by hand to such Manager's last known address as it is shown on the records of the Company, or personally communicated to each Manager by a Manager or officer of the Company by telephone, telegraph or facsimile transmission, at least forty-eight (48) hours prior to the meeting. All meeting notices shall specify the place, date and time of the meeting, as well as the purpose or purposes for which the meeting is called.

(d)	Waiver of Notice. The transactions carried out at any meeting of the Managers, however called and noticed or wherever held, shall be as valid as though had at a meeting regularly called and noticed if (a) all of the Managers are present at the meeting; or (b) a majority of the Managers is present and if, either before or after the meeting, each of the Managers not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof, which waiver, consent or approval shall be filed with the other records of the Company or made a part of the minutes of the meeting, provided that no Manager attending such a meeting without notice protests prior to the meeting or at its commencement that notice was not given to such Manager.

(e)	Action of Managers. Except as otherwise provided in this Agreement or by the Act, the action of all of the Managers is valid. A meeting at which a majority of the Managers is initially present may continue to transact business, notwithstanding the withdrawal from the meeting of any Manager, if any action taken is approved by all of the Managers then attending the meeting.

(f)	Action By Written Consent. Any action which may be taken at a meeting of Managers may be taken by the Managers without a meeting if authorized by the written consent of all, and not less than all, of the Managers. Whenever action is taken by written consent, a meeting of the Managers need not be called or notice given. The written consent may be executed in one or more counterparts and may be delivered by facsimile or e-mail, and each such consent so executed and delivered shall be deemed an original. All written consents shall be filed with the other records of the Company.

7.7	Election of Officers. The Managers may, from time to time, appoint any individuals as officers of the Company with such titles, duties, authorities and responsibilities as are provided in Exhibit B hereto. The officers shall serve until their successors are duly appointed by the Managers or until their earlier removal or resignation. Any officer appointed by the Managers may be removed at any time by the Managers and any vacancy in any office shall be filled by the Managers.

7.8	Compensation of the Managers and Officers. The Company shall pay to each Manager such salary and other benefits as may be approved from time to time by the Member Majority.; provided that Mr. Buenting’s compensation for the full time management of the Company shall be an annual salary of $200,000.00. The Company shall pay to each officer such salary and other benefits as may be approved from time to time by the Manager.

7.9	Compensation of Managing Members: The annual salary of Mr. Buenting shall be $200,000.00. This compensation shall be for the full time management of the Company. The Company shall reimburse SCC $100,000.00 annually for expenses incurred by SCC in furnishing all back office functions including, but not limited to, accounts payable and receivables, insurance management, human resources, payroll, and accounting.

7.10	Expense Reimbursement. The Company shall reimburse the Managers and the officers for all expenses reasonably incurred by them on behalf of the Company or in connection with the performance of their duties and obligations hereunder; provided that the Company shall reimburse SCC an amount equal to $100,000.00 annually for expenses incurred by SCC in furnishing all back office functions for the Company including, but not limited to, accounts payable and receivables, insurance management, human resources, payroll, and accounting.

7.11	Devotion of Time. A Manager shall devote such time to the Company and its business as is reasonably necessary to diligently carry out his, her or its duties hereunder in an efficient and businesslike manner.

ARTICLE VIII
Transfers of Member's interests and Admission Of New Members

8.1	Resignation. Subject to applicable law, a Member may not resign from the Company before the dissolution and winding up of the Company. No Member shall have any right to demand a return of that Member's Capital Contribution.

8.2	Transfers of Member's Interests. No Member shall make a Transfer of his, her or its Member's Interest, except to a Permitted Transferee, as contemplated by Section 8.6 or as otherwise approved unanimously by the Managers.

8.3	Effectiveness of Transfer. Any attempt to make a Transfer other than as provided in this Agreement shall be null and void and of no effect whatsoever. If a Member makes a Transfer of any of his, her or its Member's Interest to any Person pursuant to this Article VIII, in addition to any other requirements under this Agreement, no such Transfer shall be effective unless and until the (a) transferor notifies the Company in writing of such Transfer; and (b) the proposed transferee agrees in writing to be bound by the terms and provisions and to assume all obligations of the transferor and to be subject to all restrictions to which the transferor was and is subject under the Articles of Organization and this Agreement; provided, that the admission of the transferee as a Member shall not release the transferor from liability to the Company under this Section 8.3. Any new Member by transfer from another Member shall pay any reasonable expenses in connection with his, her or its admission as such.

8.4	Admission of New Members. Any Person may be admitted as a new Member upon the consent of the Managers and such Person shall be issued such Percentage Interest for such consideration as the Managers shall determine, subject to the terms and conditions of this Agreement. A Person shall not be admitted into the Company as a new Member until the Capital Contribution required of such Person has been made, and such Person agrees in writing to be bound by the terms and provisions and to assume all obligations of, and to be subject to, all of the restrictions under the Articles of Organization and this Agreement. Upon admission, the new Member shall have all rights and duties of a Member. Any new Member must pay any reasonable expenses in connection with his, her or its admission as such.

8.5	Further Restriction on Transfer of Member's Interest. In addition to the other restrictions set forth in this Agreement, no Member may make a Transfer of all or any part of his, her or its Member's Interest, if the Percentage Interest to be subject to the Transfer when added to the total of all other Percentage Interests that were the subject of a Transfer in the preceding twelve (12) months, would result in the termination of the Company under Code Section 708, if such a termination would result in adverse tax consequences to the non-transferring Members.

8.6	Purchase of Mr. Buenting's Interest upon His Death.

(a)	Insurance Proceeds. Insurance Proceeds. Each Member acknowledges and agrees that SCC has purchased a $20 million of term life insurance policy with respect to Mr. Buenting's life which policy is listed on Exhibit C attached hereto and made a part hereof (the "Life Insurance Policy") and that SCC is named as the sole and direct beneficiary under, and the sole owner of, the Life Insurance Policy. Each Member further acknowledges and agrees that SCC shall be solely responsible for maintaining the Life Insurance Policy, including paying all premiums and other amounts related thereto, and at no time shall the Company nor Mr. Buenting have any liability or responsibility whatsoever respecting maintenance of the Life Insurance Policy. In addition, SCC has purchased a $20 million insurance policy with respect to the permanent disability of Mr. Buenting (the “Disability Insurance Policy”) which policy is listed on Exhibit C attached hereto and made a part hereof. SCC has be named as the sole and direct beneficiary under, and the sole owner of, the Disability Insurance Policy. SCC shall be solely responsible for maintaining the Disability Insurance Policy, including paying all premiums and other amounts related thereto, and at no time shall the Company nor Mr. Buenting have any liability or responsibility whatsoever respecting maintenance of the Disability Insurance Policy.

(b)	Selling Representative; Mr. Buenting’s Interest. Upon the death of Mr. Buenting, the personal representative of his estate, or the trustee of any trust established by Mr. Buenting, as the case may be, shall be referred to herein as the "Selling Representative." The Selling Representative shall Transfer to SCC or its designee title to the Member's Interest held by Mr. Buenting ("Buenting’s Interest") in accordance with this Section 8.6.

(c)	Purchase Procedures. Upon the death of Mr. Buenting, SCC shall collect the proceeds of the Life Insurance Policy equal to $20 million (the "Life Insurance Proceeds") and shall purchase Buenting’s Interest from the Selling Representative. If, for any reason (except suicide), the Life Insurance Policy renders no Life Insurance Proceeds, SCC shall purchase Mr. Buenting’s Interest from the Selling Representative using the pricing methodology set forth in Section 8.8 below. The closing of the purchase of Buenting’s Interest ("Buenting’s Interest Closing") shall occur at a time mutually acceptable to both the Selling Representative and SCC, but shall in no event be later than sixty (60) days after the date of Mr. Buenting's death.

(d)	Direction to Personal Representative. Mr. Buenting, by execution of this Agreement, agrees to, and agrees to cause his spouse to, insert into his and her respective wills or codicils thereto, and/or their trusts or an amendments thereto, a direction to their personal representatives or trustees, including the Selling Representative, to promptly comply with the terms of this Section 8.6 and to execute any and all documents reasonably required to achieve such compliance; provided, however, that the failure of Mr. Buenting or his spouse to do so shall not affect the validity or enforceability of this Section 8.6. .

(e)	No Transfer for Value. Notwithstanding anything contained in this Agreement to the contrary, all transactions undertaken regarding the Life Insurance Policy shall be undertaken so as to avoid the "transfer for value" restrictions imposed by Section 101(a)(2) of the Code or any successor provision thereto.

(f)	Authority. Notwithstanding anything contained in this Agreement to the contrary, Mr. Buenting holds no incidents of ownership, as defined in Section 2042 of the Code, with respect to the Life Insurance Policy, and that all incidents of ownership instead shall be held by, and for the benefit of, the SCC. The provisions of this Agreement shall be interpreted and construed, and the powers and discretion of the Managers shall be exercised, only in a manner consistent with this intent.

8.7	Purchase of Mr. Buenting's Interest upon His Permanent Disability.

Purchase of Interest. Each Member acknowledges and agrees that SCC has purchased a $20 million disability insurance policy on Mr. Buenting which policy is listed on Exhibit C. SCC shall be solely responsible for maintaining the disability insurance policy, including paying all premiums and other amounts related thereto and at no time shall the Company nor Mr. Buenting have any liability or responsibility whatsoever respecting maintenance of the disability insurance policy. Upon the “permanent disability” of Mr. Buenting (as defined by the terms of the actual policy then in place), SCC shall collect the proceeds, if any, of the disability insurance policy (the "Disability Insurance Proceeds") and shall purchase Mr. Buenting’s Interest from the Selling Representative for the full amount of the Disability Insurance Proceeds. If, for any reason (other than Mr. Buenting’s intentional violation of the policy terms), the Disability Insurance Policy renders no Disability Insurance Proceeds, SCC shall purchase Mr. Buenting’s Interest from the Selling Representative using the pricing methodology set forth in Section 8.8 below.

8.8	SCC Purchase of Mr. Buenting’s Interests

(a)	In addition to those other Transfers contemplated in this Article VIII, if SCC is being acquired by a third party then SCC is hereby required to purchase from Mr. Buenting (and Mr. Buenting shall be required to sell to SCC) all of the Member’s Interests owned by Mr. Buenting (with such purchase to be made in accordance with the terms of this Article 8.8). All purchases of Member’s Interests pursuant to the exercise by SCC of the foregoing option shall be affected in accordance with the provisions of this Section 8.8.

(b)	The purchase price of the Member’s Interests shall be determined by mutual agreement of the parties or, if the parties cannot agree, by an independent valuation performed by a mutually-selected, nationally recognized investment banking firm or certified public accounting firm (“Independent Financial Expert A”). Upon completion of its assignment, Independent Financial Expert A shall notify the parties in writing of the Expert’s determination of the value per Interest. Within five business days after receiving written notice by Independent Financial Expert A, either party may object to the valuation. Such objecting party shall evidence their objection by written notice (“Notice of Objection”) sent to the other party within the five business day period. If a party sends such Notice of Objection to the other party then, within ten business days of the other party receiving such notice, each party shall designate a nationally recognized, investment banking firm or certified public accounting firm (“Independent Financial Experts B and C”). Within 15 business days after being selected, Independent Financial Experts B and C shall mutually-select a third nationally recognized, investment banking firm or certified public accounting firm (“Independent Financial Expert D”) that shall prepare a final and binding determination of value per unit of Interest. The costs of Independent Financial Experts A, C and D shall be paid for by SCC, and the cost of Independent Financial Expert B shall be paid for by Mr. Buenting. Regardless of the determination of value per unit of Interest by Independent Financial Expert D noted above, the minimum value of the combined Member's Interests of the Company shall not be less than one of the following: (a) five times the average of the Company’s EBITDA for the previous three fiscal years; (b) the sum of the Company’s assets less liabilities, plus the difference between the orderly liquidation value of all land, construction and transportation equipment and all other capitalized assets listed on the Company’s balance sheet, less the then-current book value for those same assets; or (c) five times the total EBITDA for the trailing twelve months prior to the transaction close date.

(c)	All closings of a Transfer under this Section 8.8 will be held at the Company’s principal office and shall take place on the date agreed by Mr. Buenting and SCC, unless the price and valuation per Interest is contested, in which case closing shall take place at the principal office of the Company at 10:00 am on the tenth business day after the applicable Independent Financial Expert delivers its valuation of the Interests (or such other time or place as the Members may agree). At such closing, the selling Member shall surrender all original Member Certificates to the buying Member duly executed for Transfer of the Interests being sold in favor of buying Member or as buying Member may direct. All transfer taxes imposed on the Transfer shall be payable by the buying Members, and all other closing costs shall be allocated in the manner customarily allocated between buyers and sellers of ownership interests in similar ventures in the State of Nevada.

8.9	Buenting Purchase Option

It is understood that SCC has encumbered certain assets of the Company in order to collateralize a loan agreement (“The Loan”) In the event of a dissolution, foreclosure or bankruptcy filing of SCC occurring during the period that this loan agreement is in place, Mr. Buenting, or his assignee, shall have the exclusive right to purchase SCC’s fifty-percent ownership interest in the Company for an amount equal to the sum of the current loan balance collateralized by the Company’s assets, plus a one-time payment of ten-thousand dollars ($10,000). However, in no case will Mr. Buenting be required to pay an amount greater than 65% of the then-current Net Orderly Liquidation Value (“NOLV”) of the specific assets of the Company identified and used as collateral as part of the Security Agreement between SCC and the lender. It is the intent that all such payments (as mentioned above) made to the lender by Mr. Buenting will be sufficient to release, in total, all UCC filings on those specific assets, giving Mr. Buenting clear title to all such Company assets. In the event of an SCC dissolution, foreclosure or bankruptcy after The Loan has been fully paid with respect to amounts collateralized by the Company’s assets, Mr. Buenting, or his assignee, shall have the exclusive right to purchase SCC’s fifty-percent ownership interest in the Company for a one-time payment equal to $10,000.

ARTICLE IX
Accounting, Records and Bank Accounts

9.1	Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods selected by the Managers for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business.

9.2	Access to Accounting Records. All accounting books and records of the Company, including files, tax returns and information, shall be maintained at an office of the Company or at the Records Office. Each Member, and his, her or its duly authorized representative, agent or attorney, upon written request providing at least five (5) days’ notice, shall have access to such books and records and the right to inspect, examine and copy them (at such Member's expense) at reasonable times during normal business hours as determined by the Managers. The rights authorized by this Section 9.2 may be denied to a Member upon such Member's refusal to furnish the Company an affidavit that such inspection, extracts or audit is not requested for any purpose not related to his, her or its Member's Interest in the Company as a Member.

9.3	Annual Tax Information. The Managers shall use reasonable efforts to cause the Company to deliver to each Member within ninety (90) days after the end of each taxable year, or as soon as practicable thereafter, all information necessary for the preparation of such Member's federal income tax return. Federal, state and local tax returns of the Company shall be prepared or caused to be prepared and filed in a timely manner by the Manager.

9.4	Bank Accounts. From time to time and by unanimous consent of the Members, the Members or such Persons as the Members may designate, whether or not such Persons are Managers, shall (a) establish and maintain one or more bank accounts; (b) rent safety deposit boxes or vaults; (c) grant the authority to sign checks, written directions or other instruments to withdraw all or any part of the funds belonging to the Company and on deposit in any savings account or checking account; (e) obtain access to the Company safety deposit box or boxes; and, (f) sign such forms and certify the adoption by the Members of such standard form bank resolutions on behalf of the Company as may be required to conduct the general and routine banking activities of the Company.

9.5	Funds of the Company. The Managers shall have responsibility for the safekeeping and use of all funds of the Company, whether or not in their immediate possession or control. The funds of the Company shall not be commingled with the funds of any other Person, and the Managers shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. If the Managers unanimously agree, SCC will be allowed to sweep the cash generated by the Company. In exchange, SCC shall pay interest to the Company on the amount of cash swept. The interest rate shall be the Prime Rate, as published in the Wall Street Journal, plus 2%. Interest payments on swept cash shall be payable monthly to the Company until the net cash swept equals zero. All cash swept shall be secured by First Deeds of Trust on property owned by SCC, or other wholly owned subsidiaries. If the amount of cash swept exceeds the value of the property owned by SCC, the Company may require additional collateral above the Deeds of Trust to be provided by SCC, with SCC allowing a second collateralized position on SCC’s owned and leveraged equipment.

9.6	Tax Matters. The Managers shall designate a "Tax Matters Partner" (as that term is defined in Section 6231 of the Code) to represent the Company in connection with all tax examinations and proceedings and to oversee the Company's tax affairs in the best interests of the Company. The Members agree to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner in connection with any such examinations or proceedings. The Managers may from time to time designate any other Member or officer thereof to serve as Tax Matters Partner. As of the Effective Date, the Tax Matters Partner shall be SCC.

9.7	Tax Elections. Except for tax elections which the Managers are required to make or are prohibited from making hereunder, the Managers shall have the discretion to determine whether or not to make any available elections pursuant to the Code.

9.8	Taxation as a Partnership. The Company shall be treated as a partnership for U.S. federal tax purposes and each Member agrees not to take any action inconsistent with the Company's classification as a partnership for U.S. federal, state or local tax purposes.

ARTICLE X
Dissolution of the Company and
Termination of a Member's Interest

10.1	Dissolution. The Company shall be dissolved and its affairs wound up upon the written agreement of a Member Majority, in which event the Managers shall proceed with reasonable promptness to liquidate the Company.

10.2	Distribution on Dissolution and Liquidation. In the event of the dissolution of the Company for any reason (including the Company's liquidation within the meaning of Regulation 1.704-1(b)(2)(ii)(g)), the business of the Company shall be continued to the extent necessary to allow an orderly winding up of its affairs, including the liquidation and termination of the Company pursuant to the provisions of this Section 10.2, as promptly as practicable thereafter, and each of the following shall be accomplished:

(a)	The Managers shall elect or appoint a liquidator (who may be a Member or a Manager).

(b)	The liquidator shall cause to be prepared a statement setting forth the Company Property and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to the Members.

(c)	The Company Property shall be sold or otherwise liquidated by the liquidator as promptly as possible, but in an orderly and businesslike manner. The liquidator may, in the exercise of its business judgment, determine not to sell any portion or all of the Company Property, in which event such portion or all of the Company Property shall be distributed in kind based upon the fair market value as of the date of such distribution.

(d)	Any Profits or Losses realized by the Company upon the sale of the Company Property shall be recognized and allocated to the Members in the manner set forth in Article IV. To the extent an asset is to be distributed in kind, (i) the asset shall be deemed to have been sold at its fair market value on the date of distribution; (ii) the Profits or Losses deemed recognized upon such deemed sale shall be allocated in accordance with Article IV; and (iii) the amount of the distribution shall be considered to be such fair market value of the asset as of the date of dissolution as shall be determined by the Managers.

(e)	The proceeds of sale and all other Company Property of the Company shall be applied and distributed as follows and in the following order of priority:

(i)	To the expenses of liquidation.

(ii)	To the payment of the debts and liabilities of the Company (including any loans to the Company from the Members.)

(iii)	To the establishment of any reserves that the liquidator shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or the Members arising out of, or in connection with, the Company. Any reserves shall be held by the liquidator or paid over to a bank or title company selected by it to be held by such bank or title company as escrow holder or liquidator for the purpose of disbursing the reserves to satisfy the liabilities and obligations described above.

(iv)	The balance (including amounts released from any unnecessary reserves set up pursuant to Section 10.2(e)(iii)), if any, after giving effect to all contributions, distributions and allocations of Profits and Losses for all periods, to the Members, pro rata in proportion to their positive Capital Account balances.

(f)	Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Member has an Adjusted Capital Account Deficit (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all Fiscal Years, including the year during which such liquidation occurs) such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other Person for any purpose whatsoever.

(g)	Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(h)	The Managers shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

10.3	Subordination to Creditors. Each Member understands and agrees that by accepting the provisions of Section 10.2, setting forth the priority of the distribution of assets of the Company to be made upon a liquidation, such Member expressly waives any right which he, she or it, as a creditor of the Company, might otherwise have to receive distributions of assets pari passu with the other creditors of the Company in connection with a distribution of assets of the Company in satisfaction of any liability of the Company, and hereby subordinates to said creditors any such right.

10.4	Return of Contribution; Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of his, her or its Capital Contribution. If the Company Property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution or Capital Account balance of one or more Members, such Members shall have no recourse against any other Member.

10.5	Offset for Damages. The Company may offset damages for breach of this Agreement by any Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

ARTICLE XI
Liability, Exculpation and Indemnification

11.1	Exculpation.

(a)	No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, the Members, the Managers or an authorized officer or employee of the Company, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's intentional misconduct, fraud or a knowing violation of the law, which was material to the cause of action.

(b)	A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to the Members might properly be paid.

11.2	Fiduciary Duty. To the extent that at law or in equity a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, then, to the fullest extent permitted by applicable law, a Covered Person acting under this Agreement shall not be liable to the Company or to the Members for its good faith acts or omissions in reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity shall replace such other duties and liabilities of such Covered Person.

11.3	Indemnity. The Company does hereby indemnify and hold harmless any Covered Person to the fullest extent permitted by the Act.

11.4	Determination of Right to Indemnification. Any indemnification under Section 11.3, unless ordered by a court or advanced pursuant to Section 11.5, shall be made by the Company only as authorized in the specific case upon a determination by the Members that indemnification of the Covered Person is proper in the circumstances.

11.5	Advance Payment of Expenses. The expenses of any Member or Managers incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the Member or the Managers to repay the amount if it is ultimately determined by a court of competent jurisdiction that the Member or a Manager is not entitled to be indemnified by the Company. The provisions of this Section 11.5 do not affect any rights to advancement of expenses to which personnel of the Company other than the Members or the Managers may be entitled under any contract or otherwise by law.

11.6	Assets of the Company. Any indemnification under this Article XI shall be satisfied solely out of the assets of the Company. No debt shall be incurred by the Company or the Members in order to provide a source of funds for any indemnity, and the Members shall not have any liability or any liability to make any additional Capital Contribution on account thereof.

11.7	Bonding. SCC shall obtain, to the extent commercially available, a surety and bonding line for the Company. The amount of this bond line shall be adequate to support all of the Company operations with single project limits of at least $150 million and an aggregate limit of at least $300 million. SCC shall further assist in owners’ prequalification procedures for the Company and guarantee prequalification amounts commensurate with the foregoing bonding limits.

11.8	The Company shall not indemnify any debt or bonding/surety obligations of SCC or any of its subsidiaries.

11.9	Violation of this Agreement. Any Member who commits fraud or otherwise violates any of the terms, conditions and provisions of this Agreement shall keep and save harmless the Company Property and the Company, and shall indemnify the Company and the other Members from any and all claims, demands and actions of every kind and nature whatsoever which may arise out of or by reason of such fraud or violation.

ARTICLE XII
Miscellaneous Provisions

12.1	Ownership Certificates. The Company may issue a certificate to each Member to represent such Member's Interest. Any Manager or officer of the Company may sign such certificate on behalf of the Company. The Company shall issue a new ownership certificate in place of any previously issued if the record holder of the certificate (a) presents proof by affidavit, in form and substance satisfactory to the Managers, that a previously issued ownership certificate has been lost, mutilated, destroyed or stolen and agrees to indemnify the Company for any lost, cost damage or expense arising from the issuance of a replacement certificate; and (b) if requested by the Managers, delivers to the Company a bond, in form and substance reasonably satisfactory to the Managers, with such surety or sureties and with fixed or open penalty as the Managers may direct in its reasonable discretion, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the ownership certificate. If a Member fails to notify the Company within a reasonable time after it has knowledge of the loss, destruction or theft of such Member's ownership certificate, and a transfer of the Member's Interest represented by that ownership certificate is registered before receiving such notification, the Company shall have no liability with respect to any claim against the Company for such transfer or for the issuance of a new ownership certificate consistent with such registration.

12.2	Securities under the UCC. If the Company issues a certificate representing any Member's Interest, such Member's Interest shall be a "security" as defined in Section 104.8102(1)(n) of the UCC, and this statement shall constitute an express provision that each such Member's interest is a security governed by Article 8 of the UCC, within the meaning of Section 104.8103(3) of the UCC, solely for the purposes of establishing the applicability thereto of the provisions of Article 8 governing securities. Such Member's interest shall not be considered a "security" for any other purpose, nor shall this statement be construed to suggest that the Member's interest should otherwise be considered a "security." The Company shall affix on any certificates evidencing a Member's interest a legend in substantially the following form (in addition to any other legend required by applicable law):

The ownership interest represented by this certificate shall be considered a "security" as defined in Section 104.8102(1)(n) of the UCC (as defined below) and this statement shall constitute an express provision that the ownership interest evidenced by this certificate is a security governed by Article 8 of the UCC, within the meaning of Section 104.8103(3) of the UCC, solely for the purposes of establishing the applicability thereto of the provisions of Article 8 governing securities. The ownership interest represented by this certificate shall not be considered a "security" for any other purpose. For purposes hereof, "UCC" shall mean the Uniform Commercial Code as enacted and in effect in the State of Nevada and any other applicable state or jurisdiction.

12.3	Notices. Except as otherwise provided herein, all notices to be given hereunder shall be in writing and shall be addressed to the Person to receive the notice at his, her or its last known address, facsimile number or e-mail address appearing on the books of the Company. If no such address, facsimile number or e-mail address has been provided, it will be sufficient to send any notice to the Person at the Records Office of the Company. For all purposes, notice shall be deemed given and received, (a) if hand-delivered, when the notice is received; (b) if sent by a nationally or internationally recognized overnight delivery service, when the notice is received, or (c) if sent during normal business hours by facsimile or e-mail, when the facsimile or e-mail is transmitted and confirmation of receipt is received by the transmitting party. If any notice is sent by facsimile or e-mail, the transmitting party shall send by U.S. mail a duplicate copy of the notice to the Person to whom it was faxed or e-mailed. If notice is tendered and is refused by the intended recipient, the notice shall nonetheless be considered to have been given and shall be effective as of the date of such refusal. Any notice given in a manner other than that provided in this Section 12.3 that is received by the intended recipient shall be deemed an effective delivery of the notice. Any party may, at any time, by giving ten (10) days' prior written notice to any Managers, designate a new address for the giving of notice to such Person.

12.4	Insurance. In addition to the Life Insurance Policy and the Disability Insurance Policy purchased by SCC, the Company may purchase and maintain insurance, to the extent and in such amounts as the Managers deem reasonable, on behalf of such Persons as the Managers determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company.

12.5	Amendments. Any amendment of this Agreement or the Articles of Organization shall be adopted and effective as an amendment hereto only upon the approval of a Member Majority.

12.6	Applicable Law and Jurisdiction

(a)	The rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of Nevada without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application hereto of the laws of any jurisdiction other than the State of Nevada. Each Member consents to the jurisdiction of the courts of Washoe County, in the State of Nevada, in the event any action is brought for declaratory relief or enforcement of any of the terms and provisions of this Agreement.

12.7	Interpretation. The headings in this Agreement are inserted for convenience only and are not intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provisions contained herein. With respect to the definitions in Exhibit A, and in the interpretation of this Agreement generally, the singular may be read as the plural, and vice versa; the neuter gender may be read as the masculine or feminine, and vice versa; and the future tense may be read as the past or present, and vice versa, all interchangeably as the context may require in order to fully effectuate the intent of the Members and the transactions contemplated herein. Syntax shall yield to the substance of the terms and provisions hereof.

12.8	Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall be deemed to constitute one and the same instrument, and it shall be sufficient for each party to have executed at least one, but not necessarily the same, counterpart.

12.9	Facsimile and E-mail Copies. Facsimile and e-mailed copies of this Agreement or of any counterpart and the signatures thereon or on any counterpart, shall have the same force and effect as originals.

12.10	Severability. If any provision of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void, illegal or unenforceable to any extent, that provision or application thereof shall be deemed severable and the remainder of this Agreement, and all other applications thereof shall not be affected, impaired or invalidated thereby, and shall continue in full force and effect to the fullest extent permitted by law.

12.11	Waivers. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver, and no waiver shall be binding unless evidenced by an instrument in writing and executed by the party making the waiver.

12.12	No Third Party Beneficiaries. Except as set forth in Article X, this Agreement is made solely among and for the benefit of the Members and their respective successors and permitted assigns, and no other Person shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

12.13      Representations. Each Member hereby acknowledges and represents as follows:

(a)	The Member has acquired the Member's Interest for investment purposes for such Member's own account only and not with a view to or for sale in connection with distribution of all or any part of the Member's Interest.

(b)	The Member is aware that this Agreement was drafted by counsel for SCC and that said counsel has in no way undertaken to represent any other Member. Mr. Buenting acknowledges that said counsel has encouraged him to seek competent counsel in connection with the negotiation of this Agreement, and that he has had adequate opportunity to do so.

12.14	Securities Law Qualification. To the extent Members' Interests herein constitute securities under the Securities Act, the sale of such securities has not been registered with the U.S. Securities and Exchange Commission or registered with or qualified under the securities laws of any state in reliance on one or more exemptions from the registration requirements. No Transfer of such securities or any interest therein to, or receipt of any consideration therefor, may be made if the proposed Transfer affects the availability to the Company of such exemptions from registration and qualification, and any such Transfer must be in compliance with applicable federal and state securities laws. Therefore, Members may not be able to liquidate their investments and these securities may not be readily accepted as collateral for a loan.

12.15	Terms and Usage Generally.

(a)	All references herein to articles, sections, exhibits and schedules shall be deemed to be references to articles and sections of, and exhibits and schedules to, this Agreement unless the context shall otherwise require.

(b)	All exhibits and schedules attached hereto shall be deemed incorporated herein as if set forth in full herein.

(c)	The words "include," "includes," "including" and words of similar import shall mean considered as part of a larger group and not limited to any one or more enumerated items. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d)	References to a Person are also to his, her or its successors and permitted assigns.

(e)	Unless otherwise expressly provided herein, any agreement, instrument, statute or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein means such agreement, instrument, statute or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes or regulations) by succession of comparable successor statutes or regulations, and references to all attachments thereto and instruments incorporated therein.

12.16	Complete Agreement. This Agreement, together with all exhibits and schedules attached hereto and the Articles of Organization constitutes the complete and exclusive agreement and understanding of the Members with respect to the subject matter contained herein. This Agreement and the Articles or Organization replace and supersede all prior operating agreements, negotiations, statements, memoranda and understandings, whether written or oral, by and among the Members or any of them. Effective as of the Effective Date, the Management Agreement and the Employment Agreement are hereby terminated and are no longer in force or effect.

12.17	Dispute Resolution. In the event that SCC and Mr. Buenting cannot agree on a matter that under this Agreement requires their unanimous consent, the conflict shall be resolved as follows:

(a)	Executive Leadership Team Meeting. Prior to submitting their dispute to non-binding mediation, SCC and Mr. Buenting, will first present their respective positions to the subsidiary presidents in a meeting of the Executive Leadership Team (“ELT”) and all in attendance shall render their opinion in an anonymous vote.

(b)	Mediation. Failing to agree on the outcome of the vote by the ELT, SCC and Mr. Buenting shall attempt to settle the dispute through non-binding mediation. Either party may initiate the mediation process by giving written notice to the other, and the parties shall, within 30 days thereafter, agree on a mediator and set a mutually acceptable date for the mediation. The parties shall use a mediator with ADR Services, Inc., or such other mediator upon which the parties may mutually agree. The parties shall bear equally the cost of the mediator’s fees and expenses, but each party shall pay its own legal fees and costs associated with the mediation.

(c)	Arbitration. Failing to agree on the outcome of the non-binding mediation, either Party may submit the matter to binding arbitration by a single arbitrator, in accordance with the then current Rules of Commercial Arbitration of the American Arbitration Association by serving a written demand for arbitration on the other Party and filing the same with the American Arbitration Association ("AAA.") The following terms shall apply to any arbitration proceeding commenced hereunder:

(i)	The arbitration will be held in Carson City, Nevada.

(ii)	The arbitrator in any such proceeding shall have no authority or power (1) to modify or alter any express condition or provision of this Operating Agreement; (2) to render an award that by its terms has the effect of altering or modifying any express condition or provision of this Agreement; or (3) to award punitive or exemplary damages for or against any Party to the proceeding.

(iii)	The arbitrator shall determine the manner in which the costs of the arbitration proceeding are apportioned between the Parties.

(iv)	The Parties agree to be bound by the decision of the arbitrator; the award rendered may be entered in any court having jurisdiction thereof; and there shall be no appeal therefrom other than for fraud or willful misconduct.

(d)	Equitable Remedies. Nothing in this Agreement shall be construed to preclude either Party from seeking the remedy of specific performance provided in Section 4 or from seeking provisional equitable remedies, including temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction in order to protect its rights pending arbitration or in other circumstances where such relief is deemed necessary, so long as such preliminary relief shall not be sought as a means of avoiding arbitration. Either party shall pay on demand all reasonable, actual costs and expenses, if any (including, without limitation, counsel fees and expenses) of the prevailing party in connection with a party’s pursuit of such equitable remedies.

[The following page is the signature page of this Agreement]

In Witness Whereof, this Agreement has been executed by the parties hereto as of the Effective Date.

MEMBERS:

Sterling Construction Company, Inc.,	Richard H. Buenting, an individual
a Delaware corporation

By:
Paul Varello	Richard H. Buenting
Chief Executive Officer

SCHEDULE I

MEMBERS

Name	Address	Percentage Interest
Sterling Construction Company, Inc.	1800 Hughes Landing Blvd, Suite 250 The Woodlands, Texas 77380	50%

Richard H. Buenting	9000 Bellhaven Rd. Reno, NV 89511	50%

Road and Highway Builders, LLC

FOURTH Amended and Restated Operating Agreement

Exhibit A

Definitions

“Act” means the Nevada Revised Statutes under the laws of the State of Nevada. "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

a) Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704 2(i)(5);

b) Credit to such Capital Account the amount of the deductions and losses referable to any outstanding recourse liabilities of the Company owed to or guaranteed by such Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears any economic risk of loss and the amount of the deductions and losses referable to such Member's share (determined in accordance with the Member's Percentage Interest) of outstanding recourse liabilities owed by the Company to non-Members to the extent that no Member bears any economic risk of loss; and

c) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

"Affiliate" means with respect to a specified Person, any other Person who or which is (a) directly or indirectly controlling, controlled by or under common control with the specified Person, or (b) any member, stockholder, director, officer, manager, or comparable principal of, or relative or spouse of, the specified Person. For purposes of this definition, "control," "controlling," "controlled" mean the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting power of the stockholders, members or owners of the Person, and with respect to any individual, partnership, trust or other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

"Capital Account" means, with respect to any Member, the capital account maintained for such Member in accordance with this Agreement.

"Capital Contribution" means the total amount of cash and the agreed fair market value of any property, services or other contribution in any form permitted under the Act, contributed at any time to the capital of the Company by a Member.

"Cash Available For Distribution" means an amount equal to the total cash revenues generated by, or received from, the Company's operations (including proceeds from the sale of Company Property or the refinancing of any loan to the Company) which is available in the accounts of the Company, less

(a) payments on indebtedness (including principal and accrued but unpaid interest, and including loans or advances by any Member);

(b) payments for operating expenses, capital improvements, replacements and all other cash expenditures incurred incident to the normal operation of the Company's business, and for legal, accounting, brokerage or similar service fees; and

(c) reasonable reserves established by the Managers based on an assessment of the Company's needs, set aside or allocated for working capital, the payment of debt service, taxes, insurance and other anticipated costs and expenses incident to the ownership and operation of the Company's business.

“Change of Control” means (a) the acquisition of all or substantially all of the assets of a Person by a third party, or (b) the merger, consolidation, other business combination, or acquisition of a Person with, by or into a third party in which the holders of a majority of the voting capital stock of a Person before such transaction or series of related transactions no longer hold a majority of the equity interests or resulting entity after such transaction or series of related transactions.

"Code" means the Internal Revenue Code of 1986, as amended, or any corresponding U.S. federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any U.S. federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

"Company Minimum Gain" has the meaning ascribed to the term "Partnership Minimum Gain" in Regulations Section 1.704-2(d).

"Company Property" means all assets of the Company, including all real and personal property owned or acquired by the Company and any improvements thereto and including both tangible and intangible property.

"Confirmation Statement" means the Confirmation Statement of Property Interest and Consent of Spouse set forth on the page immediately following the signature page to this Agreement.

"Covered Person" means a Member, a Manager and any other Person designated by the Members as a Covered Person, or any Person who was, at the time of the act or omission in question, a Member or a Person designated by a Member as a Covered Person.

"Debtor Relief Laws" means any laws, now or hereafter in effect, generally affecting the rights of creditors and the relief of debtors including bankruptcy and insolvency laws and laws pursuant to which a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent is appointed for the Company or for any substantial part of the Company's assets or property.

“Dissolution or Liquidation of SCC” shall mean:

(a) SCC shall make an assignment for the benefit of creditors, or shall be generally unable to pay its debts as they become due or admits in writing of its inability to pay the same, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against SCC in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of SCC, or of all or any substantial part of the properties of SCC, or SCC or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of SCC;

(b) Within thirty (30) days after the commencement of any proceeding against SCC seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of SCC of any trustee, receiver or liquidator of SCC or of all or any substantial part of the properties of SCC, such appointment shall not have been vacated.

"Depreciation" means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

"Fiscal Year" means the Company's Fiscal Year, which shall be the calendar year, or any portion of such period for which the Company is required to allocate Profits, Losses, or other items of Company income, gain, loss, or deduction pursuant hereto.

“GAAP” means generally accepted accounting principles.

"Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member (or a former member) to the Company shall be the gross fair market value of such asset, as determined by the contributing Person and the Manager;

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times:

(i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company Property as consideration for an interest in the Company; and

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clause (a), above and this clause (b) shall be made only if the Managers reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(c) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager; and

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted federal income tax basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Subparagraph (f), of the definition of Profits and Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Subparagraph (d) to the extent that the Managers determines that an adjustment pursuant to Subparagraph (b), above, is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Subparagraph (d).

(e) If the Gross Asset Value of an asset has been determined or adjusted pursuant to Subparagraph (a), Subparagraph (b), or Subparagraph (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"Manager" or "Managers" means each Person as defined in the Act and designated in the Articles of Organization or thereafter appointed in this Agreement, or thereafter elected by the Members pursuant to this Agreement, to manage the Company. So long as there is more than one Manager of the Company, any reference to "Manager" in this Agreement (or any singular pronoun referring to the Manager) shall be understood to refer to the Managers as of the date hereof (i.e. SCC and Mr. Buenting).

"Member" has the meaning given to such term in the preamble and includes each Person who executes a counterpart of this Agreement as a member of the Company, or who is later admitted to the Company as a member (as a new member, or a transferee of a member, successor or assign) in accordance with the Act and this Agreement.

"Member Majority" means the Member or Members owning an aggregate of greater than a fifty percent (50%) Percentage Interest.

"Member Nonrecourse Debt" has the meaning ascribed to the term "Partner Nonrecourse Debt" in Regulations Section 1.704-2(b)(4).

"Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

"Member Nonrecourse Deductions" means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears the economic risk of loss.

"Member's Interest" means the entire ownership interest of a Member in the Company at any time, including the right of the Member to any and all benefits to which a Member may be entitled as provided under the Act and this Agreement and expressed as a "Percentage Interest" held by such Member.

"Nonrecourse Deductions" has the meaning set forth in Regulations Section 1.704-2(b)(1).

"Nonrecourse Liability" has the meaning set forth in Regulations Section 1.704-2(b)(3).

"Percentage Interest" means, with respect to a specified Member, the percentage interest held by such Member as set forth on Schedule I. Any adjustment to the Percentage Interest of a Member shall be reflected in an amendment to Schedule I.

"Permitted Transferee" with respect to a particular Member means —

(a) Immediate family members of such Member;

(b) An entity wholly owned by such Member;

(c) A revocable, inter vivos trust of which the Member is trustee and the Member or his or her family is a beneficiary (wherein the trustee or any successor trustee is not the Member as an individual, but as a trustee of such trust, and the trustee and all successor trustees shall not be personally liable hereunder);

(d) Another Member, and

(e) Any other Person approved in writing by all of the other Members.

"Person" means a natural person, any form of business or social organization and any other non-governmental legal entity including a corporation, partnership, association, trust, unincorporated organization, estate or limited liability company.

"Profits" and "Losses" means, for each Fiscal Year, an amount equal to the Company's taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted as a result of the application of Regulations Section 1.704-1(b)(2)(iv)(e) or Regulations Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of Company Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such Company Property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation in accordance with the definition of Depreciation provided herein;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.3, Section 4.4 or Section 4.5, shall not be taken into account in computing Profits or Losses (the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to any provision of this Agreement shall be determined by applying rules analogous to those set forth in subparagraph (a) through subparagraph (f) of this definition).

The foregoing definition of Profits and Losses is intended to comply with the provisions of Regulations Section 1.704-1(b) and shall be interpreted consistently therewith. In the event the Managers determine that it is prudent to modify the manner in which Profits and Losses are computed in order to comply with such Regulations, the Managers may make such modification.

"Pro Rata Share" means the ratio which such member's Percentage Interest bears to all the Members.

"Records Office" means an office of the Company in Nevada, which may, but need not be a place of its business, at which it shall keep all records identified in NRS Section 86.241, except that none of the lists required to be maintained pursuant to NRS Section 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles of Organization and this Agreement.

"Regulations" means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term "Member" shall be substituted in the Regulations for the term "partner," the term "Company" shall be substituted in the Regulations for the term "partnership," and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

"Securities Act" means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder.

"Transfer" means any transfer, sale, conveyance, distribution, hypothecation, pledge, encumbrance, assignment, exchange or other disposition, either voluntary or involuntary, or by reason of death, or change in ownership by reason of merger or other transformation in the identity or form of business organization of the owner, regardless of whether such change or transformation is characterized by state law as not changing the identity of the owner.

"UCC" means the Uniform Commercial Code as enacted and in effect in the State of Nevada and any other applicable state or jurisdiction.

"U.S." means the United States.

“Working Capital” means current assets of the Company minus current liabilities of the Company, as determined in accordance with GAAP.

Road and Highway Builders, LLC

Operating Agreement

Exhibit B

Officers

Section 1.	Officers. The officers of the Company shall be a President & Chief Executive Officer, a Treasurer and a Secretary and any vice presidents, assistant secretaries, and assistant treasurers appointed by the Manager. The Company may also have, at the discretion of the Manager, such other officers as may be appointed in accordance with this Agreement. Any number of offices may be held by the same person. Officers may, but need not, be Managers.

Section 2.	Appointment of Officers. The officers of the Company shall be appointed by the Managers, and each shall serve at the pleasure of the Managers, subject to the rights, if any, of an officer under any contract of employment, which shall take precedence.

Section 3.	Additional Officers. The Managers may appoint such additional officers as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Exhibit B or as the Managers may from time to time determine.

Section 4.	Removal and Resignation of Officers. Subject to the rights and obligations, if any, of an officer under any contract of employment —

(a)	Any officer may be removed, with or without cause, by the Managers at any regular or special meeting of the Managers;

(b)	Any officer may resign at any time by giving written notice to the Company.

(c)	Any resignation shall take effect at the date of the receipt of the notice or at any later time specified in that notice, and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. The Managers may nevertheless deem any notice of resignation effective immediately.

Section 5.	Vacancies in Offices. A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled by the Managers.

Section 6.	President & Chief Executive Officer. The President & Chief Executive Officer shall primarily be responsible for the overall management of the operations of the Company and shall have such other duties and responsibilities as are usually vested in the office of a chief executive officer of a business entity and as may be prescribed by the Managers.

Section 7.	Secretary. The Secretary shall keep or cause to be kept at the principal place of business of the Company, or such other place as the Managers may direct, a book of minutes of all meetings and actions of the Managers, committees or other delegates of the Managers and the Members. The Secretary shall keep or cause to be kept at the principal place of business of the Company a register or a duplicate register showing the names of all Members and their addresses, the class and percentage interests in the Company held by each, the number and date of certificates issued for the same, and the number and date of cancellation of every certificate surrendered for cancellation. The Secretary shall give or cause to be given notice of all meetings of the Members and of the Managers (or committees or other delegates thereof) required to be given by this Exhibit B, this Agreement or by applicable law and shall have such other powers and perform such other duties as may be prescribed by the Managers or the President & Chief Executive Officer or by this Exhibit B.

Section 8.	Treasurer. The Treasurer shall be the Chief Financial Officer of the Company and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Company. The books of account shall at all reasonable times be open to inspection by any Manager. The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Company with such depositaries as may be designated by the Managers. He or she shall disburse the funds of the Company as may be ordered by the Managers, shall render to the President & Chief Executive Officer and the Managers, whenever they request it, an account of all of his or her transactions as chief financial officer and of the financial condition of the Company and shall have other powers and perform such other duties as may be prescribed by the Managers or the President & Chief Executive Officer or this Exhibit B.

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Road and Highway Builders, LLC

Operating Agreement

Exhibit C

Life and Long-Term Disability (LTD) Insurance Policies

Insurance Provider and Policy Number	Insured Person	Beneficiary	Benefit Paid
LTD: Lloyd’s Policy number 1581559	Richard H. Buenting	Sterling Construction Company, Inc.	$20,000,000 Lump Sum
Life: ReliaStar Policy number AD20608157	Richard H. Buenting	Sterling Construction Company, Inc.	$20,000,000 Lump Sum